SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:

     ☑ Preliminary Proxy Statement
    ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    ☐ Definitive Proxy Statement
    ☐ Definitive Additional Materials
    ☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CARRINGTON LABORATORIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

CARRINGTON LABORATORIES, INC.
2001 Walnut Hill Lane
Irving, Texas 75038

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On July 19, 2007

To the Shareholders of Carrington Laboratories, Inc:

You are cordially invited to attend a special meeting of shareholders of Carrington Laboratories, Inc. (the "Company"), which will be held at the Las Colinas Country Club, 4900 North O'Connor Boulevard, Irving, Texas 75062, on July 19, 2007 at 8:30 a.m. local time, and any adjournments or postponements thereof for the following purpose:

(1)

to approve an amendment to our Restated Articles of Incorporation to increase the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock") we can issue from 30,000,000 shares to 50,000,000 shares;

(2)

to approve the potential issuance of Common Stock, exceeding 19.99% of the number of shares outstanding on April 25, 2007, upon (i) the conversion of senior secured convertible debentures and the exercise of warrants issued in a private placement financing for the purpose of complying with the rules governing the NASDAQ Capital Market and the securities purchase agreement, dated April 25, 2007, among the Company, Rockmore Investment Master Fund Ltd. and certain other investors in the private placement and (ii) the exercise of warrants issued to our placement agent in connection with such private placement financing; and

(3)	to consider and transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 23, 2007 will be entitled to vote at the special meeting. Information relating to the matters to be considered and voted on at the special meeting is set forth in the proxy statement accompanying this notice.

You are urged, whether or not you plan to attend the meeting in person, to mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope. If you do attend the meeting in person, you may withdraw your proxy and vote in person. The prompt return of proxies will assure the representation of sufficient shares to take the actions described above and save the Company the expense of further solicitation.
By Order of the Board of Directors

/s/ George DeMott
George DeMott
Chairman of the Board

Irving, Texas
June 7, 2007

CARRINGTON LABORATORIES, INC.
2001 Walnut Hill Lane
Irving, Texas 75038
(972) 518-1300

PROXY STATEMENT

For Special Meeting of Shareholders
To Be Held On July 19, 2007

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Carrington Laboratories, Inc. (the "Company", also referred to as "we" and "us") for use at the Company's Special Meeting of Shareholders (the "Meeting") to be held at the Las Colinas Country Club, 4900 North O'Connor Boulevard, Irving, Texas 75062, on July 19, 2007 at 8:30 a.m. local time, and any adjournments or postponements thereof.

On or about June __, 2007, this Proxy Statement and the accompanying proxy forms are first being mailed to shareholders entitled to vote at the Meeting.

ABOUT THE MEETING

Why am I receiving these materials?

At the Meeting, shareholders will act upon matters described in the notice of meeting contained in this Proxy Statement. We sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Meeting. You are invited to attend the Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company's Common Stock outstanding as of the close of business on May 23, 2007 (the "Record Date") will be entitled to vote at the Meeting. At the close of business on the Record Date, the Company had __________ shares of Common Stock, issued and outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock he or she held on the Record Date.

Who can attend the Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder's right to attend the Meeting and to vote in person. Please note that if you hold your shares in "street name" (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Meeting.

What constitutes a quorum?

A majority of the shares of Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Meeting. Once a share is represented at the Meeting, it will be deemed present for quorum purposes throughout the Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company that you are revoking your proxy, or by voting in person at the Meeting. Presence at the Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Meeting. When a shareholder specifies a choice by means of the proxy, the shares will be voted in accordance with such specifications. A written notice to the Company's Secretary revoking your proxy must be sent to Robert W. Schnitzius, Secretary, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038.

What am I voting on?

You are voting on two proposals. Proposal No. 1 is a proposal to approve an amendment to our Restated Articles of Incorporation to increase the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock") we can issue from 30,000,000 shares to 50,000,000 shares. Proposal No. 2 is a proposal to approve the potential issuance of Common Stock, exceeding 19.99% of the number of shares outstanding on April 25, 2007, upon (i) the conversion of senior secured convertible debentures and the exercise of warrants issued in a private placement financing for the purpose of complying with the rules governing the NASDAQ Capital Market and the securities purchase agreement, dated April 25, 2007 (the "Purchase Agreement"), among the Company, Rockmore Investment Master Fund Ltd. and certain other investors in the private placement (the "Purchasers") and (ii) the exercise of warrants issued to our placement agent in connection with such private placement financing.

What are the Board's recommendations?

The Board recommends a vote FOR the approval of the increase in the number of authorized shares of Common Stock from 30,000,000 shares to 50,000,000 shares. Additionally, the Board recommends a vote FOR the approval of the potential issuance of shares of the Company's Common Stock exceeding 19.99% of the Common Stock outstanding on April 25, 2007 pursuant to the terms of the Purchase Agreement relating to the private placement financing.

What vote is required to approve the proposals?

The Company's Bylaws provide that the vote required to approve matters other than the election of directors is the affirmative vote of the holders of a majority of the shares entitled to vote on the matter and voted for or against the matter at the meeting. If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give your broker instructions, the shares will be treated as broker non-votes. Under applicable law and the Company's Bylaws, abstentions and shares represented by broker non-votes or other limited proxies for a particular proposal will be counted as present for purposes of determining the existence of a quorum at the meeting but will be excluded entirely from the voting tabulation for that proposal. Therefore, abstentions, broker non-votes and other limited proxies will have no effect on the outcome of either of the proposals.

Are there any other items that are to be discussed during the Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Meeting. If other matters are properly brought before the Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who pays to prepare, mail, and solicit the proxies?

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefacsimile, electronic mail and telegram by directors, officers, and employees of the Company, who will receive no additional compensation for such activities. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained the Altman Group to assist in the solicitation of proxies for a fee of approximately $8,000, plus out-of-pocket expenses.

How can I contact the members of the Board?

Shareholders interested in communicating with the Board of Directors may do so by writing to Chairman of the Board Governance and Nominating Committee, or Chairman of the Audit Committee, c/o Robert W. Schnitzius, Secretary, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038. Such communications, which should be marked as "Confidential," will be forwarded on an unopened basis to the addressee upon receipt.

PROPOSAL NO. 1 - APPROVAL OF INCREASE IN AUTHORIZED SHARES OF COMMON STOCK
FROM 30,000,000 SHARES TO 50,000,000 SHARES

Background

Under Texas law, we may only issue shares of Common Stock to the extent such shares have been authorized for issuance under our Restated Articles of Incorporation. Our Restated Articles of Incorporation currently authorize the issuance of up to 30,000,000 shares of Common Stock. As of May __, 2007:

  10,901,200 shares of Common Stock are outstanding;

  2,032,231 shares of Common Stock are reserved for issuance pursuant to the incentive plans; and

  10,705,154 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock.

Additionally, at our 2007 annual meeting, our stockholders will vote on a proposal to increase the number of shares of Common Stock authorized for issuance under our 2004 Stock Option Plan by 1,500,000 shares. Further, if Proposal No. 2 is approved, we will need additional shares of Common Stock reserved for issuance in accordance with the documents governing our private placement financing.

If these proposals are approved, we will have fewer than one million shares of our authorized Common Stock that are not reserved for issuance. The Board of Directors believes it is prudent to have a greater number of authorized shares of common stock available to issue in the future. In order to ensure that sufficient shares of Common Stock will be available for issuance by us, our Board of Directors has approved, subject to shareholder approval, an amendment to our Restated Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance to 50,000,000 shares.

Purpose and Effect of the Amendment

The purpose of the proposed amendment to our Restated Articles of Incorporation is to authorize additional shares of Common Stock that will be available in the event our Board of Directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, raising additional capital, acquiring other businesses, establishing strategic relationships with corporate partners or providing equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of Common Stock is particularly important if we need to undertake any of the foregoing actions on an expedited basis and wish to avoid the time and expense of seeking shareholder approval for an amendment to our Restated Articles of Incorporation in connection with the contemplated issuance of Common Stock. Other than as discussed in Proposal No. 2 below, we have no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or requirements of the NASDAQ Stock Market.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing shareholders. However, the Board of Directors will have the authority to issue Common Stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or the requirements of the NASDAQ Stock Market. To the extent that additional shares are issued in the future, they would decrease the existing shareholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. Our Board of Directors is not currently aware of any attempt to take over or acquire us. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

If the proposed amendment is approved by our shareholders, Section 1(a) of Article Four of our Restated Articles of Incorporation will be amended in its entirety to read as follows (the words added by the amendment are in bold type, and the words deleted are struck through):

"Authorized Capital. The aggregate number of shares which the corporation shall have authority to issue is ~~Thirty-one Million (31,000,000)~~ Fifty-One Million (51,000,000), consisting of ~~Thirty Million (30,000,000)~~ Fifty Million (50,000,000) shares of the par value of One Cent ($0.01) each, to be designated "Common Stock," and One Million (1,000,000) shares of the par value of One Hundred Dollars ($100.00) each, to be designated "Preferred Stock" which may be divided into and issued in series."

Relationship Between Proposal No. 1 and Proposal No. 2

If our shareholders do not approve an increase in our authorized capitalization as contemplated in this Proposal No. 1 (even though they may approve the private placement financing transaction as contemplated by Proposal No. 2), we will still be limited in the number of shares of our Common Stock that can be issued by our 30,000,000 share authorized capitalization.

Board of Directors' Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 SHARES TO 50,000,000 SHARES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR PROPOSAL NO. 1 UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL NO. 2 - APPROVAL OF THE POTENTIAL ISSUANCE OF COMMON STOCK
EXCEEDING 19.99% OF THE COMMON STOCK OUTSTANDING ON APRIL 25, 2007 UPON
CONVERSION OF DEBENTURES AND EXERCISE OF WARRANTS

Introduction

On April 25, 2007, the Company entered into the Purchase Agreement and agreed to pay cash transaction fees and issue seven-year warrants to a placement agent in connection with the private placement of senior secured convertible debentures and warrants to purchase the Company's Common Stock (the "Private Placement"). We plan to use the proceeds from the sale of the debentures to pay off all amounts outstanding under the Company's credit facility with Comerica Bank, fund clinical studies, and strengthen our cash position for other general corporate purposes. The first tranche of the Private Placement in the amount of $4,378,741 funded on April 27, 2007. The second tranche of $3,621,259, which is contingent upon the Company obtaining shareholder approval of the transaction and other customary closing conditions, is currently scheduled to close within three business days of the date shareholder approval is obtained.

At the closing of the first tranche of the Private Placement (the "First Closing"), the Company issued senior secured convertible debentures in the aggregate principal amount of $4,378,741 (the "First Closing Debentures"), warrants to purchase 1,633,859 shares of Common Stock (the "Series D-1 Warrants") and warrants to purchase 1,351,216 shares of Common Stock (the "Series D-2 Warrants" and, together with the Series D-1 Warrants, the "Series D Warrants"). At the closing of the second tranche of the Private Placement (the "Second Closing"), the Company will issue senior secured convertible debentures in the aggregate principal amount of $3,621,259 (the "Second Closing Debentures" and, together with the First Closing Debentures, the "Debentures").

In addition, Dawson James Securities, Inc. ("Dawson James") acted as placement agent for the Private Placement.  For the First Closing, in addition to a cash transaction fee of approximately $285,000, Dawson James and its assigns received seven-year warrants to purchase 141,601 shares of the Common Stock at an exercise price of $2.01 per share. At the Second Closing, Dawson James will receive a cash transaction fee of approximately $235,000 and will be entitled to receive seven year warrants to purchase approximately 117,000 shares (which number of shares will vary depending on the conversion price of the Second Closing Debentures). The warrants issued in the First Closing and to be issued in the Second Closing to Dawson James have substantially the same terms as the Series D Warrants.

The net proceeds of the Private Placement are expected to be approximately $7 million, after deducting placement fees and other offering-related expenses.  The Company expects to use approximately $1,660,000 of the net proceeds to pay off all amounts outstanding under the Company's credit facility with Comerica Bank, $2,800,000 to fund clinical studies, and $2,540,000 for general corporate purposes. In connection with the Private Placement, the Company and its United States subsidiaries entered into a Security Agreement (the "Security Agreement") and a Pledge Agreement (the "Pledge Agreement"), each dated April 26, 2007, with the Purchasers. In addition, the Company's United States subsidiaries entered into a Guaranty, dated April 26, 2007 (the "Guaranty"), with the Purchasers. Also, on April 24, 2007, the Company entered into Amendment No. 2 to Amended and Restated Rights Agreement, with American Stock Transfer & Trust as rights agent, which amended the terms of the Amended and Restated Rights Agreement to prevent the Private Placement from triggering the exercisability of rights to purchase shares of the Company's Series D Preferred Stock. The following is a summary of the material provisions of the Purchase Agreement, the First Closing Debentures, the Second Closing Debentures, the Series D-1 Warrants and the Series D-2 Warrants, the Security Agreement, the Pledge Agreement and the Guaranty.  These summaries are not complete and are qualified in their entirety by reference to the full text of such agreements, each of which is attached as an exhibit to the Current Report on Form 8-K filed by the Company on April 30, 2007.  Readers should review those agreements for a complete understanding of the terms and conditions associated with the Private Placement.

Securities Purchase Agreement

As noted above, the Purchase Agreement provided for the issuance and sale to the Purchasers of the First Closing Debentures, the Second Closing Debentures, the Series D-1 Warrants and the Series D-2 Warrants for an aggregate purchase price of $8,000,000.  Other significant provisions of the Purchase Agreement include, among others:

  the requirement that the Company pay off all amounts outstanding under the Company's credit facility with Comerica Bank;

  until the effective date of a registration statement (the "Registration Statement") covering the shares of Common Stock underlying the securities being issued in the Private Placement (the "Effective Date"), the Company will not issue equity securities or equity equivalent securities, subject to certain exceptions for, among other things, strategic alliances;

  until the one year anniversary of the Effective Date, the obligation of the Company to offer to the Purchasers the opportunity to participate in subsequent securities offerings by the Company (up to 50% of such offerings), subject to certain exceptions for, among other things, strategic alliances;

  in the event the Company or any of its subsidiaries issues any securities on more favorable terms than the securities purchased by the Purchasers, the Purchasers shall have right to exchange their securities for such better securities;

  for so long as the Debentures are outstanding, the obligation of the Company to not incur any indebtedness, liability or obligation other than trade payables in the ordinary course of business, purchase money indebtedness and capital lease obligations, indebtedness under the Company's Costa Rica credit facility, certain indebtedness to secure letters of credit and indebtedness pursuant to the express terms of existing debt obligations; and

  the obligation of the Company to (i) file the Registration Statement with the SEC on or prior to the earlier to occur of 10 days following the Second Closing and September 30, 2007, (ii) use its best efforts to cause the Registration Statement to be declared effective within 60 days following the Second Closing or an additional 30-60 day period in the event of a review by the Securities and Exchange Commission and (iii) use its best efforts to keep the Registration Statement effective until the earlier of (x) the fifth anniversary of the effective date of the Registration Statement, (y) the date all of the securities covered by the Registration Statement have been publicly sold and (z) the date all of the securities covered by the Registration Statement may be sold without restriction under Rule 144(k) promulgated under the Securities Act of 1933, as amended.  If the Company fails to comply with these or certain other provisions, then the Company shall be required to pay liquidated damages of 1.5% of the aggregate purchase price paid by the Purchasers in the Private Placement for each month the failure continues.

Senior Secured Convertible Debentures

The First Closing Debentures have an aggregate principal amount of $4,378,741 and are convertible into shares of the Company's common stock at a conversion price of $2.01. The Second Closing Debentures will have a conversion price equal to the lesser of the conversion price for the First Closing Debentures and the volume weighted average trading price for the Company's Common Stock for the five trading days immediately preceding the Second Closing (subject to a floor of $1.125). The conversion price for the Debentures is subject to adjustment for stock splits, stock dividends, combinations, distributions of assets or evidence of indebtedness, mergers, consolidations, sales of all or substantially all assets, tender offers, exchange offers, reclassifications or compulsory share exchanges. In addition, subject to certain exceptions, the conversion price for the Debentures is subject to anti-dilution adjustments from time to time if the Company issues its common stock or convertible securities at below the then current conversion price for the Debentures or the then current market price of its Common Stock.

The Debentures bear interest at the rate of ten percent per annum.  Interest is payable quarterly beginning on June 30, 2007. The original principal amount of the Debentures is to be repaid in 30 equal monthly installments beginning on October 26, 2007 and ending on April 26, 2010, at which time any remaining amounts under the Debentures will be due. Payments of principal and interest may be made in cash or, at the option of the Company if certain equity conditions are satisfied, in shares of Common Stock.  If principal or interest is paid in shares of common stock, the price per share will be at a 20% discount to the volume weighted average trading price for the 20 trading days preceding the payment date and the Company will be required to make such stock payment 21 days prior to the date such principal or interest is due.

The Company may, under certain circumstances, redeem the Debentures for cash equal to 115% of the aggregate outstanding principal amount plus any accrued and unpaid interest. If the Company elects to redeem the Debentures, upon such redemption certain warrants issued to the investors (the "Series E Warrants") will become exercisable for the number of shares of the Company's Common Stock into which the Debentures are convertible at the time of such redemption.

The Debentures are convertible at the option of the holders into shares of the Company's common stock at any time at the conversion price.  If at any time following the one year anniversary of the effective date of the Registration Statement, the volume weighted average trading price per share of common stock for any 20 consecutive trading days exceeds 200% of the conversion price, then, if certain equity conditions are satisfied, the Company may require the holders of the Debentures to convert all or any part of the outstanding principal into shares of common stock at the conversion price.  The Debentures contain certain limitations on optional and mandatory conversion, including that, absent shareholder approval of the transaction, the Company may not issue shares of common stock under the Debentures in excess of 19.99% of the Company's outstanding shares on the First Closing.

The Debentures contain certain covenants and restrictions, including, among others, the following (for so long as any Debentures remain outstanding):

  the Company must maintain a trailing 12 month revenue of at least 23.5 million for each fiscal quarter during 2007 and a trailing 12 month revenue of at least 25 million for each fiscal quarter thereafter and the Company shall have a secured debt coverage ratio with respect to the Debentures of no less than 1;

  if a change of control of the Company occurs, the holders may elect to require the Company to purchase the Debentures for the greater of (i) the Black-Scholes value of the unconverted portion of the Debentures on the date of such election and (ii) 120% of the outstanding principal amount plus any accrued and unpaid interest; and

  the Company and its subsidiaries may not issue any common stock or common stock equivalents with an effective price or number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based on market price of the Common Stock.

Events of default under the Debentures include, among others, payments defaults, cross-defaults, breaches of any representation, warranty or covenant that is not cured within the proper time periods, failure to perform certain required activities in a timely manner, the Company's common stock is no longer listed on an eligible market, the effectiveness of the Registration Statement lapses beyond a specified period and certain bankruptcy-type events involving the Company or any significant subsidiary.  Upon an event of default, the holders may elect to require the Company to repurchase all or any portion of the outstanding principal amount of the Debentures for a purchase price equal to 115% of such outstanding principal amount, plus all accrued but unpaid interest.

No provisions of the Debentures may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the holder of Debentures, or, in the case of a waiver, by such holder of Debentures. The Company may not offer or pay consideration to any holder of Debentures to amend or consent to a waiver or modification of the Debentures unless the same consideration also is offered to all of the holders of Debentures.

Series D Warrants

The Series D-1 Warrants entitle the holders thereof to purchase up to an aggregate of 1,633,859 shares of the Company's Common Stock at a price of $2.01 per share. The exercise price for the Series D-2 Warrants is initially $2.01 per share, but is subject to adjustment to the extent that the volume weighted average trading price for the Company's Common Stock for the five trading days immediately preceding the Second Closing is less than the then current exercise price of the Series D-2 Warrants (subject to a floor of $1.125). The Series D Warrants are exercisable for a period beginning six months from the date of the First Closing and ending on the seventh anniversary of the date of such warrants.  The exercise price and the number of shares underlying these warrants are subject to adjustment for stock splits, stock dividends, combinations, distributions of assets or evidence of indebtedness, mergers, consolidations, sales of all or substantially all assets, tender offers, exchange offers, reclassifications or compulsory share exchanges. In addition, subject to certain exceptions, the exercise price and number of shares underlying the Series D Warrants are subject to anti-dilution adjustments from time to time if the Company issues its common stock or convertible securities at below the then current exercise price for the Series D Warrants or the then current market price of the Company's Common Stock.

If a change of control of the Company occurs, the holders may elect to require the Company to purchase the Series D Warrants for a purchase price equal to the Black-Scholes value of the remaining unexercised portion of the Series D Warrant. The Series D-2 Warrants will automatically expire if the Second Closing does not occur by September 30, 2007 unless such closing does not occur as a result of a failure by the Company to obtain shareholder approval of the transaction or a breach by the Company of a material term of the transaction documents.

Series E Warrants

The Series E Warrants will initially not be exercisable for any shares. In the event that the Company redeems the Debentures, the Series E Warrants will become exercisable at such time into the number of shares for which the Debentures being redeemed are convertible at such time. The exercise price for the Series E-1 Warrants is $2.01 per share. The exercise price for the Series E-2 Warrants will be the lesser of (i) the volume weighted average trading price for the Company's Common Stock for the five trading days immediately preceding the Second Closing and (ii) the then current exercise price of the Series D Warrants (subject to a floor of $1.125). The exercise price and the number of shares underlying these warrants are subject to adjustment for stock splits, stock dividends, combinations, distributions of assets or evidence of indebtedness, mergers, consolidations, sales of all or substantially all assets, tender offers, exchange offers, reclassifications or compulsory share exchanges. In addition, subject to certain exceptions, the exercise price and number of shares underlying the Series E Warrants are subject to anti-dilution adjustments from time to time if the Company issues its common stock or convertible securities at below the then current exercise price for the Series E Warrants or the then current market price of the Company's Common Stock.

If a change of control of the Company occurs, the holders may elect to require the Company to purchase the Series E Warrants for a purchase price equal to the Black-Scholes value of the remaining unexercised portion of the Series E Warrant.

Placement Agent Warrants

The Company issued placement agent warrants in the First Closing that entitle the holders thereof to purchase up to an aggregate of 141,601 shares of the Company's Common Stock at a price of $2.01 per share (the "Placement Agent Warrants"). If the Second Closing occurs, the Company will issue additional Placement Agent Warrants to purchase approximately 117,000 shares of the Company's Common Stock. The exercise price for the Placement Agent Warrants issued in the Second Closing will equal the lesser of the volume weighted average trading price for the Company's Common Stock for the five trading days immediately preceding the Second Closing (subject to a floor of $1.125) and $2.01. The Placement Agent Warrants are exercisable for a period beginning six months from the date of the First Closing and ending on the seventh anniversary of the date of such warrants.  The exercise price and the number of shares underlying these warrants are subject to adjustment for stock splits, stock dividends, combinations, distributions of assets or evidence of indebtedness, mergers, consolidations, sales of all or substantially all assets, tender offers, exchange offers, reclassifications or compulsory share exchanges. In addition, subject to certain exceptions, the exercise price and number of shares underlying the Placement Agent Warrants are subject to anti-dilution adjustments from time to time if the Company issues its common stock or convertible securities at below the then current exercise price for the Placement Agent Warrants or the then current market price of the Company's Common Stock. If a change of control of the Company occurs, the holders may elect to require the Company to purchase the Placement Agent Warrants for a purchase price equal to the Black-Scholes value of the remaining unexercised portion of the Placement Agent Warrants. The Placement Agent Warrants may be exercised on a cashless basis at the option of the holder.

Security Agreement, Pledge Agreement and Guaranty

Pursuant to the Security Agreement and the Pledge Agreement, as security for the prompt payment in full of all amounts due and owing under the Debentures and the other transaction documents, the Company and its United States subsidiaries granted the Purchasers a security interest in substantially all of the right, title and interest in, to and under all personal property and other assets of the Company and its United States subsidiaries, including all shares of stock or other securities held by the Company (including those of its subsidiaries), other than the shares of stock of Sabila Industrial S.A. of which only 65% were pledged. In addition, under the Guaranty, certain of the Company's subsidiaries have guaranteed the Company's obligations under the Debentures and the other transaction documents.

NASDAQ Shareholder Approval Requirements

Our Common Stock is traded on the NASDAQ Capital Market under the symbol "CARN." Consequently, the Company is subject to the NASDAQ Marketplace Rules (the "Marketplace Rules"). Marketplace Rule 4350(i)(1)(D) requires NASDAQ-listed issuers to obtain shareholder approval prior to any issuance or potential issuance of securities representing 20% or more of the outstanding Common Stock or voting power of the issuer (on an as-converted or as-exercised basis) before such issuance for a price less than the greater of the book or market value of the issuer's Common Stock. For purposes of Rule 4350(i)(1)(D), the (i) outstanding Common Stock or voting power of the issuer is determined as of a date the issuer enters into a binding agreement with respect to such issuance or potential issuance and (ii) market value of the issuer's Common Stock is deemed to be the closing bid price of the issuer's Common Stock immediately prior to entering into such binding agreement.

Marketplace Rule 4350(i)(1)(D) is applicable to the Private Placement because, in the Private Placement, the Company became bound to issue the Debentures and Warrants on the date of the First Closing. The closing bid price per share of the Common Stock immediately prior to the closing was $1.95, which price is greater than the book value of the Common Stock. Although the conversion prices of the Debentures and the exercise price of the Warrants are initially above the market value of the Common Stock on the date of issuance, both the conversion price of the Debentures and the exercise price of the Warrants are subject to anti-dilution adjustment provisions, as described above, that could reduce the effective conversion prices or exercise prices to less than the market value of the underlying Common Stock on the date of issuance. Moreover, the Company could also be deemed to issue its Common Stock at less than market value in violation of Marketplace Rule 4350(i)(1)(D) if the Company issues Common Stock in the future in lieu of cash dividends or in redemption of principal under the Debentures as permitted by the Debentures. Furthermore, the aggregate number of shares of Common Stock potentially issuable upon conversion of the Debentures and exercise of the Warrants (without regard to any restrictions on such conversion or exercise), 7,223,881, exceeds 20% of the 10,897,837 shares of Common Stock outstanding on April 25, 2007, the date of the First Closing. In the Private Placement, the Company could potentially issue shares of Common Stock representing greater than 20% of the Company's outstanding Common Stock and voting power for a price less than the greater of book or market value of the Common Stock. Accordingly, in order to comply with Marketplace Rule 4350(i)(1)(D), the Company must obtain shareholder approval before issuing shares of Common Stock upon conversion of the Debentures or exercise of the Warrants in excess of 19.99% of the Common Stock issued and outstanding on April 25, 2007.

To comply with Marketplace Rule 4350(i)(1)(D), we agreed in the Agreement that we would hold a meeting of shareholders on or before August 31, 2007 for the purpose of obtaining shareholder approval authorizing the issuance of shares in excess of 19.99% of the Common Stock issued and outstanding on April 25, 2007. In addition, the Debentures and Warrants provide that if the Company has not obtained shareholder approval authorizing the issuance of shares in excess of 19.99% of the Common Stock issued and outstanding on April 25, 2007, then the Company may not issue an aggregate amount of shares in excess of 19.99% upon conversion or exercise of the Debentures and Warrants.

Effect of Shareholder Approval of Proposal No. 2

If the shareholders approve Proposal No. 2, then (i) the Company shall have obtained shareholder approval in satisfaction of Marketplace Rule 4350(i)(1)(D); (ii) the Company's shareholders shall have authorized the potential issuance upon conversion of the Debentures and exercise of the Warrants of shares of Common Stock in excess of 19.99% of the shares of Common Stock issued and outstanding as of April 25, 2007; and (iii) the Company will be permitted to proceed with the Second Closing.

The Second Closing will benefit the Company because, consistent with its plans for this financing transaction to raise $8,000,000, the Company will raise an additional $3,621,259, which the Company will use for conducting a Phase I human safety clinical trial using the Company's proprietary GelVacTM delivery system and an H5N1 Bird Flu antigen, and for working capital purposes. To the extent the Second Closing does not occur, the Company may not be able to conduct these clinical trials and would likely need to raise additional funds for working capital purposes.

If Proposal No. 2 is not approved and the Second Closing Debentures are not issued, the Series D-2 Warrants to purchase 1,351,216 shares of Common Stock issued by the Company at the First Closing will remain outstanding even though the number of shares underlying the Series D-2 Warrants were calculated based upon the dollar value of the Second Closing Debentures. The Series D-2 Warrants expire by their terms if the Second Closing does not occur unless such closing does not occur because (i) the Company does not obtain shareholder approval of Proposal No. 2 or (ii) the Company breaches a material term of the transaction documents which is not cured within the requisite cure period. Thus, if the shareholders do not approve Proposal No. 2, then the Second Closing will not occur, the Series D-2 Warrants will remain outstanding, the Second Closing Debentures will not be issued and the Company will not receive the $3,621,259 in loans pursuant to the terms of the Second Closing Debentures.

Conversion of the Debentures benefits the Company and its shareholders because, to the extent the outstanding principal amount of the Debentures is converted into shares of Common Stock, the Company is no longer obligated to pay such principal or interest otherwise due thereon, and the Company's outstanding debt and interest expense will be reduced. Exercise of the warrants benefits the Company and its shareholders because, upon such exercise, the Company will receive the exercise price per share of Common Stock issued. If the Series D Warrants are exercised in full at the initial exercise price, then the exercise proceeds to the Company would be approximately $6.0 million. Even if the shareholders approve Proposal No. 2, the decision to convert the Debentures or to exercise the Warrants will remain with the holders thereof, and such holders may determine not to convert the Debentures or exercise the Warrants for any reason.

The 7,223,881 shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants (without regard to additional shares which may become issuable due to anti-dilution adjustments) represent approximately 66% of the shares of Common Stock outstanding as of the Record Date and, assuming such shares of Common Stock are issued, represent a significant dilution of the voting interests of existing shareholders. The issuance of shares of Common Stock pursuant to the Debentures and the Warrants will also have a dilutive effect on earnings per share and may adversely affect the market price of the Common Stock.

In addition, if a future dilutive transaction were to occur, the conversion price of the Debentures and exercise price of the Series D Warrants would be adjusted downward if the price of the securities issued in such transaction was less than either (i) the current conversion price of the Debentures or exercise price of the Series D Warrants or (ii) the market price of the Company's Common Stock at such time. As a result, the issuance of Common Stock upon a future conversion of the Debentures or exercise of the Series D Warrants could potentially result in additional dilution to the voting interest of the Company's existing shareholders. To the extent that the Second Closing occurs and the Second Closing Debentures are issued, such dilution would affect those Debentures as well and accordingly would be greater.

The issuance of shares of Common Stock in connection with the Private Placement could have an anti-takeover effect because such issuance would make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of Common Stock upon conversion of the Debentures or exercise of the Warrants will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company. Proposal No. 2 is not part of a plan by the Board to adopt a series of anti-takeover measures. The Board does not have any knowledge of any effort by any person to accumulate the Company's securities or obtain control of the Company by any means.

Effect of Failure to Obtain Shareholder Approval of Proposal No. 2

If the shareholders do not approve Proposal No. 2, then (i) the Company would be prohibited by Marketplace Rule 4350(i)(1)(D) from proceeding with the Second Closing and the Company would not be able to obtain the $3,621,259 of additional loan financing to be advanced at the Second Closing, (ii) the Series D-2 Warrants to purchase 1,351,216 shares of Common Stock would remain outstanding even though the Second Closing Debentures are not issued and (iii) no holder of First Closing Debentures, Series D-1 Warrants, Series D-2 Warrants or any other securities issued in connection with such transaction would be entitled to convert or exercise such securities if after such conversion or exercise such holder would have received an amount of Common Stock in excess of such investor's pro rata share of 19.99% of the Company's Common Stock that was outstanding as of April 25, 2007.

The total number of shares of Common Stock issuable upon conversion of the First Closing Debentures and exercise of the Series D Warrants without exceeding the 19.99% threshold is 2,178,478 shares. As of April 25, 2007, the total number of shares of Common Stock issuable upon conversion of the First Closing Debentures and exercise of the Series D Warrants was 5,163,553 shares, which exceeds the 19.99% threshold by 2,985,075 shares. Thus, upon exercise of Series D Warrants for a number of shares equal to 2,178,478, absent shareholder approval of this Proposal No. 2, the investors would be unable to convert any of the $4,378,741 aggregate principal amount of the Debentures.

In addition, until shareholder approval is obtained, the Company is required to make all payments on the Debentures in cash. Having to make payments on the Debentures in cash where it would otherwise be better for the Company to satisfy these obligations with the delivery of shares of Common Stock could leave the Company with limited working capital to operate its business.

If Proposal No. 2 is not approved, any amount of the Debentures that the investors are unable to convert in excess of the 19.99% threshold will remain a cash liability, due and payable in accordance with their terms. In that event, the Company may be required to raise additional funds in order to meet this obligation. The Company may not be able to raise sufficient funds at that time, and, even if the Company is able to raise sufficient funds, the terms of such financing may not be favorable to the Company. If the Company is unable to obtain such financing, the Company may not be able to repay its obligations under the Debentures which would result in a default under the terms of the Debentures.

Furthermore, if this Proposal No. 2 is not approved by the shareholders at the Special Meeting, the Company is required under the terms of the Securities Purchase Agreement with the investors to call a shareholders' meeting to be held every calendar quarter, at the Company's expense, seeking approval of Proposal No. 2.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE POTENTIAL ISSUANCE OF COMMON STOCK EXCEEDING 19.99% OF THE COMMON STOCK OUTSTANDING ON APRIL 25, 2007 UPON CONVERSION OF DEBENTURES AND EXERCISE OF WARRANTS. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR PROPOSAL NO. 2 UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of May 3, 2007, unless otherwise indicated, with respect to the shareholders known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock of the Company, based on the information available to the Company on such date. Except as otherwise indicated, each shareholder named in the table has sole voting and investment power with respect to all shares indicated as being beneficially owned by such shareholder.
Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class (1)

James F. Fitzgerald, Sr. 839 Harding Street Janesville, WI 53545	1,391,200(2)	12.8%

Marilyn C. Fitzgerald 839 Harding Street Janesville, WI 53545	1,391,200(3)	12.8%

Thomas J. Marquez c/o Carrington Laboratories, Inc. 2001 Walnut Hill Lane Irving, Texas 75038	973,408(4)	8.9%

John L. Strauss 3409 Hanover Street Dallas, TX 75225	664,167(5)	6.1%

Sam Wilson, Jr. 3617 Caruth Blvd. Dallas, TX 75225	811,681(6)	7.4%
____________________________________

(1)	Calculated based upon an aggregate of 10,901,200 shares outstanding as of May 3, 2007.

(2)

Based on a report on Schedule 13G by James F. Fitzgerald, Sr. filed with the Securities and Exchange Commission on February 14, 2007. Includes 1,000,000 shares issuable upon the exercise of immediately exercisable warrants. Mr. Fitzgerald is deemed to have shared voting and dispositive power in his position as co-trustee of the Fitzgerald Trust dated March 8, 1994 over all 1,391,200 shares.

(3)

Based on a report on Schedule 13G by Marilyn C. Fitzgerald filed with the Securities and Exchange Commission on February 14, 2007. Includes 1,000,000 shares issuable upon the exercise of immediately exercisable warrants. Ms. Fitzgerald is deemed to have shared voting and dispositive power in her position as co-trustee of the Fitzgerald Trust dated March 8, 1994 over all 1,391,200 shares.

(4)

Includes 39,300 shares held in a trust controlled by Mr. Marquez, 8,468 shares owned by his wife and 177,600 shares that he has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(5)

Based on a report on Form 5 by John L. Strauss filed with the Securities and Exchange Commission on January 25, 2007. Includes 23,000 shares held by trusts, and 641,167 shares owned directly by Mr. Strauss.

(6)

Based on a report on Schedule 13G Amendment No. 1 by Sam Wilson, Jr. filed with the Securities and Exchange Commission on February 13, 2007. Includes 420,000 shares issuable upon exercise of immediately exercisable warrants. Mr. Wilson has sole voting and dispositive power over 464,481 shares and is deemed to have shared voting and dispositive power over 347,200 shares.

The Company knows of no arrangements the operation of which may at a subsequent date result in a change of control of the Company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of May 3, 2007, the beneficial ownership of Common Stock of the Company by (i) each director of the Company, (ii) each named executive officer listed in the Summary Compensation Table included elsewhere in this Proxy Statement, and (iii) all directors and executive officers as a group. Except as otherwise indicated, each person named in the table below has sole voting and investment power with respect to all shares indicated as being beneficially owned by him.

	Common Stock Beneficially Owned
Name	Number of Shares	Percent of Class
Directors
Ronald R. Blanck, D.O.	110,000 (1)	1.0%
R. Dale Bowerman	187,000 (2)	1.7%
George DeMott	120,000 (3)	1.1%
Thomas J. Marquez	973,408 (4)	8.9%
Edwin Meese, III	110,000 (5)	1.0%
Carlton E. Turner, Ph.D., D.Sc.	496,976 (6)	4.6%

Named Executive Officers (excluding directors and nominees named above)
Robert W. Schnitzius	161,714 (7)	1.5%
Doug Golwas	5,000 (8)	-

All current directors and executive officers as a group (9 persons)	2,350,098(9)	21.6%

(1)	Includes 110,000 shares that Dr. Blanck has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(2)	Includes 150,000 shares that Mr. Bowerman has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(3)	Includes 110,000 shares that Mr. DeMott has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(4)

Includes 39,300 shares held in a trust controlled by Mr. Marquez, 8,468 shares owned by his wife, and 177,600 shares that he has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(5)	Includes 110,000 shares that Mr. Meese has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(6)	Includes 307,000 shares that Dr. Turner has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(7)	Includes 122,000 shares that Mr. Schnitzius has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(8)	Includes 5,000 shares that Mr. Golwas has the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

(9)	Includes 1,091,600 shares that current directors and executive officers have the right to acquire pursuant to options exercisable within 60 days after May 3, 2007.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the Special Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ George DeMott
George DeMott
Chairman of the Board

June 7, 2007

[PROXY CARD]

CARRINGTON LABORATORIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 19, 2007

The undersigned hereby appoints Carlton E. Turner, Ph.D., D.Sc., and Robert W. Schnitzius as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of Carrington Laboratories, Inc. (the "Company") held of record by the undersigned on May 23, 2007, at the Special Meeting of Shareholders of the Company to be held on July 19, 2007, at 8:30 a.m. local time, at the Las Colinas Country Club, 4900 North O'Connor Boulevard, Irving, Texas 75062, and at any adjournment(s) thereof. Receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement in connection therewith is hereby acknowledged.

(Continued and to be Signed on Reverse Side)

The directors recommend a vote FOR Item 1.
1.

Proposal to approve an amendment to the Company's Restated Articles of Incorporation to increase the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock") the Company can issue from 30,000,000 shares to 50,000,000 shares.

For	⁮	Against	⁮	Abstain	⁮

The directors recommend a vote FOR Item 2.
2.

Proposal to approve the potential issuance of Common Stock, exceeding 19.99% of the number of shares outstanding on April 25, 2007, upon (i) the conversion of senior secured convertible debentures and the exercise of warrants issued in a private placement financing for the purpose of complying with the rules governing the NASDAQ Capital Market and the securities purchase agreement, dated April 25, 2007, among the Company, Rockmore Investment Master Fund Ltd. and certain other investors in the private placement and (ii) the exercise of warrants issued to our placement agent in connection with such private placement financing.

For	⁮	Against	⁮	Abstain	⁮

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION AND FOR THE APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK, AND IN THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS THAT COMES BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.

Dated:	, 2007
Signature*

Signature of joint owner*

* NOTE:	When signing on behalf of a corporation, partnership, estate, trust or in any representative capacity, please sign name and title. To vote shares held jointly, each joint owner must sign.